                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                           Allos Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, $0.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   019777101
                        ------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 14 Pages

CUSIP NO. 019777101                 13G                     Page 2 of 14 Pages
          ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Marquette Venture Partners II, L.P.

      S.S. or I.R.S. Identification No. of Above Person: 36-3820302
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,756,714
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,756,714
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,756,714
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 019777101                 13G                     Page 3 of 14 Pages
          ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      MVP II Affiliates Fund, L.P.

      S.S. or I.R.S. Identification No. of Above Person: 36-3871877
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             50,192
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          50,192
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      50,192
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.22%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 019777101                 13G                     Page 4 of 14 Pages
          ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Marquette General II, L.P.

      S.S. or I.R.S. Identification No. of Above Person: 36-3820303
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,806,906
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,806,906
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,806,906
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 019777101                 13G                     Page 5 of 14 Pages
          ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Redfish Partners, L.P. (formerly known as JED Limited Partnership)

      S.S. or I.R.S. Identification No. of Above Person: 36-3760173
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,806,906
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,806,906
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,806,906
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 019777101                 13G                     Page 6 of 14 Pages
          ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bluefish Partners, L.P. (formerly known as LDR Limited Partnership)

      S.S. or I.R.S. Identification No. of Above Person: 36-3760176
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,806,906
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,806,906
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,806,906
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 019777101                 13G                     Page 7 of 14 Pages
          ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      James E. Daverman

      S.S. or I.R.S. Identification No. of Above Person: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,806,906
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,806,906
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,806,906
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 019777101                 13G                     Page 8 of 14 Pages
          ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Lloyd D. Ruth

      S.S. or I.R.S. Identification No. of Above Person: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,806,906
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,806,906
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,806,906
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1

     (a) Name of Issuer

         Allos Therapeutics, Inc. ("Allos")

     (b) Address of Issuer's Principal Executive Offices

         7000 North Broadway
         Suite 400
         Denver, CO 80221

Item 2

     (a) Name of Person Filing

         This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-(1)(f) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) Marquette Venture Partners II, L.P. ("MVP II"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 1,756,714 shares of common stock, par value $0.0001 per share (the "Common Stock"), of Allos; (ii) MVP II Affiliates Fund, L.P. ("MVP II Affiliates"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 50,192 shares of Common Stock; (iii) Marquette General II, L.P. ("MG II"), a Delaware limited partnership, as the sole general partner of MVP II and MVP II Affiliates; (iv) Redfish Partners, L.P. ("Redfish"), a Delaware limited partnership, as a general partner of MG II; (v) Bluefish Partners, L.P. ("Bluefish"), a Delaware limited partnership, as a general partner of MG II; (vi) James E. Daverman ("Mr. Daverman"), as an affiliate of Redfish; and (vii) Lloyd D. Ruth ("Mr. Ruth") as an affiliate of Bluefish. MVP II, MVP II Affiliates, MG II, Redfish, Bluefish, Mr. Daverman and Mr. Ruth are hereinafter collectively referred to as the "Reporting Persons."

         The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 2001, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file
         ---------
         this statement jointly in accordance with the provisions of Rule 13d-1(f)(1) under the Act.

     (b) Address of Principal Business Office or, if none, Residence

         Corporate 500 Centre
         520 Lake Cook Road, Suite 450
         Deerfield, Illinois 60015


                              Page 9 of 14 Pages

     (c) Citizenship

         MVP II, MVP II Affiliates, MG II, Redfish and Bluefish are limited partnerships organized under the laws of Delaware.
         Mr. Daverman and Mr. Ruth are United States citizens.

     (d) Title of Class of Securities

         Common Stock, $0.001 par value per share.

     (e) CUSIP Number

         019777101


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         The persons filing are not described in any category listed under this item.

Item 4.  Ownership.

         MG II is the sole general partner of both MVP II and MVP II Affiliates; Redfish and Bluefish are the general partners of MG II; Mr. Daverman is an affiliate of Redfish; and Mr. Ruth is an affiliate of Bluefish. As a result of such relationships, MG II, Redfish, Bluefish and both Messrs. Daverman and Ruth may be deemed to share voting and dispositive power with respect to the shares held by MVP II and MVP II Affiliates. The information on the cover pages is incorporated herein by reference.

         Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [_]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         No other person has the right to receive or the power to direct the receipt of dividends from, or other proceeds from the sale, of the shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


                              Page 10 of 14 Pages

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of a Group

         Not applicable.

Item 10. Certification

         Not applicable.



                              Page 11 of 14 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

                                   MARQUETTE VENTURE PARTNERS II, L.P.

                                   MVP II AFFILIATES FUND, L.P.

                                   MARQUETTE GENERAL II, L.P.

                                   BLUEFISH PARTNERS, L.P.


                                   By:   /s/  Lloyd D. Ruth
                                      ---------------------------------------
                                             Lloyd D. Ruth
                                             as authorized signatory


                                   REDFISH PARTNERS, L.P.


                                   By:   /s/  James E. Daverman
                                      ---------------------------------------
                                             James E. Daverman
                                             as authorized signatory



                                      /s/  James E. Daverman
                                      ---------------------------------------
                                      JAMES E. DAVERMAN


                                      /s/  Lloyd D. Ruth
                                      ---------------------------------------
                                      LLOYD D. RUTH



                              Page 12 of 14 Pages

CUSIP NO. 019777101                 13G                     Page 13 of 14 Pages
          ---------
                                                                       Exhibit A
                                                                       ---------


                    AGREEMENT REGARDING THE JOINT FILING OF
                                  SCHEDULE 13G

                              ____________________


The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G (the "Schedule 13G") to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii)  Each of them is responsible for the timely filing of such
Schedule 13G and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: February 14, 2001

                                MARQUETTE VENTURE PARTNERS II, L.P.

                                MVP II AFFILIATES FUND, L.P.

                                MARQUETTE GENERAL II, L.P.

                                BLUEFISH PARTNERS, L.P.


                                By:   /s/  Lloyd D. Ruth
                                   ------------------------------------------
                                          Lloyd D. Ruth
                                          as authorized signatory

                                REDFISH PARTNERS, L.P.


                                By:   /s/  James E. Daverman
                                   ------------------------------------------
                                          James E. Daverman
                                          as authorized signatory


                              Page 13 of 14 Pages

CUSIP NO. 019777101                 13G                     Page 14 of 14 Pages
          ---------




                                    /s/  James E. Daverman
                                   ----------------------------------------
                                   JAMES E. DAVERMAN


                                    /s/  Lloyd D. Ruth
                                   ----------------------------------------
                                   LLOYD D. RUTH



                              Page 14 of 14 Pages